Exhibit 23.2
KPMG LLP
811 Main Street
Houston, TX 77002
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Occidental Petroleum Corporation:

We consent to the use of our reports with respect to the consolidated balance sheets of Occidental Petroleum Corporation as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II (collectively the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.

Houston, Texas
August 8, 2019

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with
KPMG International Cooperative (“KPMG International”), a Swiss entity.